Exhibit 99.1

August 15, 2018

Gladstone Investment Announces Intent to Redeem

All Outstanding Shares of Existing Series B Term Preferred Stock and Series C Term Preferred Stock

MCLEAN, VA, August 15, 2018 (GLOBE NEWSWIRE) — Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced that it plans to redeem all of its outstanding shares of its 6.75% Series B Cumulative Term Preferred Stock due 2021 (the “Series B Term Preferred Stock”) and its 6.50% Series C Cumulative Term Preferred Stock due 2023 (the “Series C Term Preferred Stock”), contingent upon the Company’s successful completion of the public offering of its newly designated 6.375% Series E Cumulative Term Preferred Stock due 2025 (the “Series E Term Preferred Stock”). The Company intends to use the net proceeds from the offering of its Series E Term Preferred Stock plus borrowings under its credit facility, as necessary, to redeem all outstanding shares of its Series B Term Preferred Stock and its Series C Term Preferred Stock.

A notice of redemption on a conditional basis will be mailed to all registered holders of the Series B Term Preferred Stock and Series C Term Preferred Stock by Computershare, Inc., as the Redemption and Paying Agent, in accordance with the requirements of the Company’s Certificates of Designation of Series B Term Preferred Stock and Series C Term Preferred Stock, respectively. The anticipated redemption date is August 31, 2018 at a redemption price of $25.00 per share, which represents the liquidation preference per share, and such redemption price payment shall be made after the payment of the August dividend to the Series B Term Preferred Stock and Series C Term Preferred Stock holders of record on August 21, 2018.

This communication does not constitute a notice of redemption under the Certificates of Designation of Series B Term Preferred Stock and Series C Term Preferred Stock, respectively, nor an offer to tender for, or purchase of, any shares of Series B Term Preferred Stock or Series C Term Preferred Stock or any other security.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. The Company has paid 157 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Forward-Looking Statements

This press release contains statements as to the Company’s intentions and expectations of the outcome of future events that are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These statements relate to the offering of shares of Series E Term Preferred Stock and the anticipated use of the net proceeds by the Company for the redemption of its Series B Term Preferred Stock and its Series C Term Preferred Stock. Completion of the transaction on the terms described above is subject to numerous conditions, many of which are beyond the control of the Company, and such transaction may not be completed on the terms described, or at all. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions “Forward-Looking Statements” and “Risk Factors” included in the Company’s filings with the Securities and Exchange Commission (accessible at www.sec.gov).

CONTACT: Investor Relations Inquiries: Please call +1-703-287-5893